Exhibit 5.3
April 16, 2010
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210

Re:	Inverness Medical Innovations, Inc. — $100,000,000 7.875% Senior Notes
Ladies and Gentlemen:
     We have been retained as special Washington counsel for Ostex International, Inc., a Washington corporation (“Ostex”), in connection with the registration statement on Form S-4 (the “Registration Statement”) being filed by Inverness Medical Innovations, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, including Ostex, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer (the “Exchange Offer”) to exchange up to $100 million aggregate principal amount of the Company’s 7.875% Senior Notes due 2016 (the “New Notes”), together with the guarantees of the New Notes by Ostex and the other such subsidiaries (the “New Guarantees”), for a like amount of the Company’s existing 7.875% Senior Notes due 2016 issued on September 28, 2009 (the “Old Notes”), together with the guarantees of the Old Notes by Ostex and the other such subsidiaries.
In such capacity, we have reviewed photocopies of (a) that certain Indenture, dated as of August 11, 2009 (the “Base Indenture”), by and between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by supplemental indentures dated as of August 11, 2009, September 22, 2009, November 25, 2009, February 1, 2010, March 1, 2010 and March 19, 2010 (the “Supplemental Indentures”, and the Base Indenture, as amended and supplemented by the Supplemental Indentures, the “Indenture”) by and among the Company, the subsidiary guarantors named in each such supplemental indenture and the Trustee, (b) that certain Registration Rights Agreement dated as of September 28, 2009, by and among the Company, the guarantors named therein, Jefferies & Company, Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC, (c) the Bylaws of Ostex (f/k/a Geras Acquisition Corp.), (d) the Articles of Incorporation of Ostex, as amended

April 16, 2010

to the date hereof, (e) a Certificate of Existence for Ostex issued by the Washington Secretary of State on January 28, 2010, and a “bring-down” Certificate on April 16, 2010, (f) consents adopted by the Board of Directors of Ostex on August 3, 2009 and September 24, 2009 and (g) such other documents, corporate records and certificates of public officials and of officers and directors of Ostex as we have deemed necessary in order to express the opinions set forth below.
A. Assumptions
     For purposes of this opinion letter, we have relied on the following assumptions:
     A-1. Each document submitted to us for review is accurate and complete, all exhibits referred to in the Indenture have been properly completed and attached and all signatures on each document are genuine. There has been no mutual mistake of fact or misunderstanding, there exists no fraud, duress or undue influence with respect to the agreements and obligations contemplated by the Indenture and Registration Rights Agreement, and there is no document or other information which has not been furnished to us which would materially alter, modify or amend the Indenture or Registration Rights Agreement.
B. Opinions
     Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:
     B-1. Ostex is validly existing as a corporation under the laws of the State of Washington, and Ostex had the requisite corporate power and authority to execute and deliver the Supplemental Indentures to which it is a party at the time of such execution and delivery and had and has the requisite corporate power and authority to perform its obligations under the Indenture (including under its New Guarantee therein).
     B-2. The execution and delivery by Ostex of the Supplemental Indentures to which it is a party, the performance by Ostex of its obligations under the Indenture, and the New Guarantee provided by Ostex have been duly authorized by all requisite corporate action on the part of Ostex.
     B-3 The Supplemental Indentures to which Ostex is a party have been duly executed and delivered by Ostex.
     B-4 The execution and delivery by Ostex of the Supplemental Indentures to which it is a party and the performance by Ostex of its obligations under the Indenture (including under its New Guarantee therein) do not and will not violate its Articles of Incorporation or Bylaws.

April 16, 2010

C. Qualifications, Limitations and Exclusions
     The opinions set forth herein are subject to the following qualifications, limitations and exclusions:
     C-1. Our opinions and statements expressed herein are restricted to matters governed by the laws of the State of Washington.
     C-2. We are expressing no opinion with respect to any document other than those portions of the Indenture to which Ostex is bound, and are expressing no opinion as to the validity or enforceability of any document.
     C-3. We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Commission or any state securities regulatory agency, including the Registration Statement.
     The opinions set forth herein are rendered to you in connection with the Registration Statement and such opinions may be relied upon by your counsel Foley Hoag, LLP in connection with their provision of certain legal opinions. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. No expansion of our opinions may be made by implication or otherwise. We express no opinion other than the opinion set forth herein.
Very truly yours,
/s/ Perkins Coie LLP
PERKINS COIE LLP